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                          HEALTHCARE ACQUISITION CORP.
                              2116 FINANCIAL CENTER
                                666 WALNUT STREET
                             DES MOINES, IOWA 50309



                                                              July 26, 2004



VIA EDGAR AND FACSIMILE

United States Securities and Exchange Commission
Mail Stop 3561
Washington, D.C. 20549

Attn:    John Reynolds
         Assistant Director

Re:      HEALTHCARE ACQUISITION CORP. (THE "REGISTRANT")
         REGISTRATION STATEMENT ON FORM S-1, AS AMENDED
         SEC FILE NO. 333-124712

Dear Sir:

         Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrant hereby requests acceleration of effectiveness of the above-referenced Registration Statement so that it will become effective at 4:30 P.M. on Thursday, July 28, 2005, or as soon as thereafter practicable.

                                                     Very truly yours,


                                                     /s/ Matthew P. Kinley
                                                     ---------------------
                                                     Matthew P. Kinley
                                                     President

cc:      Stuart Neuhauser, Esq.